UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2006

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 7, 2006, USEC Inc.’s ("USEC" or the "Company") wholly owned subsidiary, United States Enrichment Corporation entered into a lease agreement with the United States Department of Energy ("DOE") for the lease of the gas centrifuge enrichment plant facilities at Piketon, Ohio for the American Centrifuge plant, areas and related personal property (the "GCEP Lease"). The GCEP Lease will be subleased to USEC. The GCEP Lease is an amendment to the lease agreement dated as of July 1, 1993 between the United States Enrichment Corporation and DOE (the "GDP Lease") for the lease of the Paducah gaseous diffusion plant located in Paducah, Kentucky and the Portsmouth gaseous diffusion plant located in Piketon, Ohio (the "GDPs"), which are owned by the U.S. government. The GCEP Lease applies only to the facilities and areas used for the American Centrifuge and replaces a temporary lease with DOE for the American Centrifuge demonstration facility that is being terminated in accordance with its terms. The GCEP lease does not materially alter the lease terms applicable to the GDPs.

The GCEP Lease covers facilities, areas and related personal property required for deployment of the American Centrifuge demonstration facility and the American Centrifuge commercial plant. Major provisions of the GCEP Lease include:

• The initial term of the GCEP Lease expires June 30, 2009, but can be extended under specified conditions by five years when a Nuclear Regulatory Commission ("NRC") license is issued for the American Centrifuge plant. After the first five-year extension, USEC has the option to extend the lease term for additional five-year terms up to a date that is 36 years after the date the NRC license is issued. Thereafter, USEC also has the right to extend the GCEP Lease for up to an additional 20 years, through 2063, if it agrees to demolish the existing buildings leased to USEC;

• USEC has the option, with DOE’s consent, to expand the leased property to meet its needs until the earlier of September 30, 2013 or the expiration or termination of the GDP Lease;

• Rent is based on the cost of lease administration and regulatory oversight and is initially estimated to be approximately $1.9 million per year, but is based on the amount of administration and oversight needed;

• USEC must maintain any NRC required financial assurance and must also maintain financial assurance for DOE in an amount equal to a current estimate of costs to comply with lease turnover requirements that are not covered by the NRC financial assurance;

• USEC may terminate the GCEP Lease upon three years’ notice. DOE may terminate for default, including default under the Company’s June 2002 agreement with DOE (which includes milestones for demonstration and deployment of the American Centrifuge), abandonment of the American Centrifuge project, and failure to operate at 1 million SWU per year over a 2 year rolling average period (beginning the earlier of when the American Centrifuge plant reaches 3.5 million SWU capacity or four years after issuance of a license from NRC for the American Centrifuge plant);

• USEC owns all capital improvements and, unless otherwise consented by DOE, must remove them at lease turnover; and

• DOE generally remains responsible for pre-existing conditions of the leased facilities. USEC must return the leased facilities to DOE in a condition that meets NRC requirements and is in the same condition as the facilities were in when they were leased to United States Enrichment Corporation (other than due to normal wear and tear).

Also as part of the amendment to the GDP Lease, on December 7, 2006, United States Enrichment Corporation and DOE amended the Memorandum of Agreement between DOE and United States Enrichment Corporation for Services, dated as of July 1, 1993 (the "Services MOA"). The Services MOA governs services that United States Enrichment Corporation and DOE provide to one another in support of each other’s activities at the GDPs, and was amended to also cover GCEP Lease services and to clarify those "captive services" (such as provision of water) that United States Enrichment Corporation provides to DOE on a cost-basis.

On December 7, 2006, USEC also entered into a license agreement with DOE which provides USEC with a non-exclusive license in DOE inventions that pertain to enriching uranium using gas centrifuge technology. The license provides for royalty payments beginning for the year starting January 1, 2009 based on a varying percentage (one percent up to two percent) of USEC’s annual revenues from sales of SWU produced by USEC at the American Centrifuge plant and any other facility using DOE centrifuge technology. There is a minimum annual royalty payment of $100,000 and the maximum cumulative royalty over the life of the license is $100 million.

The Company, or its subsidiaries, is also a party to a number of other agreements or arrangements with the U.S. government, as described in the Company’s annual report on Form 10-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

December 8, 2006	By:	/s/ Timothy B. Hansen

Name: Timothy B. Hansen
Title: Senior Vice President, General Counsel and Secretary